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                                 EXHIBIT INDEX

8.8 Participation Agreement by and among RiverSource Life Insurance Company, RiverSource Life Insurance Co. of New York and RiverSource Distributors, Inc. dated Jan. 1, 2007.

9.       Opinion of Counsel and Consent

10.1 Consent of Independent Registered Public Accounting Firm for RiverSource(R) Galaxy Premier Variable Annuity

10.2 Consent of Independent Registered Public Accounting Firm for RiverSource(R) Pinnacle Variable Annuity